Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Alvin D. Kang, CFO
(323) 634-1700
www.broadwayfed.com

Broadway Financial Corporation Reports 28% Increase in First Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – April 29, 2004 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $467,000 or $0.24 per diluted share for the three months ended March 31, 2004, compared to $364,000 or $0.18 per diluted share for the three ended March 31, 2003. Compared to 2003, first quarter net earnings increased 28.30%.

President Paul C. Hudson stated, “We are encouraged by continued strength in loan originations, which totaled $33.2 million for the quarter, and reflected net loan growth of $17.9 million.”

Net Earnings

The change in net earnings, comparing 2004 to 2003, was primarily attributable to the increase in net interest income and non-interest income, offset by an increase in non-interest expense. Net interest income increased $290,000 or 14.11% for the three months ended March 31, 2004 compared to the same period in 2003. Non-interest income increased $92,000 or 31.83% for the three months ended March 31, 2004 compared to the same period in 2003. Non-interest expense increased $199,000 or 11.38% for the three months ended March 31, 2004 compared to the same period in 2003.

Net Interest Income

Net interest income increased to $2,345,000 for the three months ended March 31, 2004 from $2,055,000 for the same period in 2003. The $290,000 increase was primarily attributable to the impact of the growth in average interest-earning assets of $28.4 million or 14.19%, and interest-bearing liabilities of $27.8 million or 14.72%. The effective net spread remained constant at 4.11% for 2004 and 2003.

Loan originations were $33.2 million for the three months ended March 31, 2004 compared to $7.7 million for the same period in 2003. There were no loan purchases for the three months ended March 31, 2004 compared to $14.2 million for the same period in 2003. Loan prepayments amounted to $10.5 million for the three months ended March 31, 2004 compared to $8.8 million for the same period in 2003. In the current low interest rate environment, prepayments are not expected to abate until interest rates rise significantly, and therefore management is focused on increasing loan volume through originations and purchases. Loans receivable, net grew $17.9 million in the first quarter of 2004.

Interest-bearing liabilities increased $15.2 million during the first quarter of 2004. This was attributable to the increase in deposits of $6.9 million, an increase in FHLB advances of $2.3 million and the issuance of junior subordinated debentures of $6.0 million.

The net interest rate spread for the three months ended March 31, 2004 was 4.01% compared to 3.99% for the same period in 2003. The 2 basis point increase in spread was attributable to the larger decline in the weighted average cost of funds on interest-bearing liabilities, compared to the decline in the weighted average yield on interest earning assets. The yield on interest-earning assets declined 30 basis points to 5.80% for the three months ended March 31, 2004 from 6.10% for the same period in 2003. The weighted average cost of funds declined 32 basis points to 1.79% for the three months ended March 31, 2004 compared to 2.11% for the same period in 2003. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at March 31, 2004 was 4.20% compared to 4.70% at March 31, 2003, a decline of 50 basis points.

Non-interest Income

Total non-interest income increased to $381,000 for the three months ended March 31, 2004 from $289,000 for the same period in 2003. The $92,000 increase comparing 2004 to 2003 was primarily attributable to a $109,000 gain on sale of $6.8 million of loans held for sale. Additionally, related deferred loan fees of $47,000 were recognized and included in interest income upon such sale.

Non-interest Expense

Total non-interest expense increased to $1,948,000 for the three months ended March 31, 2004 from $1,749,000 for the same period in 2003. The $199,000 increase comparing 2004 to 2003 was primarily attributable to increases in compensation and benefits costs, principally higher performance bonus accruals.

Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans was 0.62% at March 31, 2004 compared to 0.67% at December 31, 2003 and 0.90% at March 31, 2003. The Bank’s non-performing assets to total assets ratio was 0.03% at March 31, 2004 compared to 0.03% at December 31, 2003 and 0.04% at March 31, 2003. At March 31, 2004, the Bank had no loans in foreclosure or REO (real estate owned) properties. Non-performing assets, which also represents total loans delinquent 90 or more days, amounted to $79,000 at March 31, 2004 compared to $88,000 at March 31, 2003.

Deposits

Total deposits increased $6.9 million or 3.81% to $186.8 million from $179.9 million at December 31, 2003. Core deposits (NOW, demand, money market, and passbook accounts) increased by $4.6 million during the first quarter of 2004. At March 31, 2004, core deposits represented 43.6% of total deposits compared to 42.8% at December 31, 2003 and 42.3% at March 31, 2003. Management has focused on increasing core deposit customers, extending deposit maturities on time deposits, and closely managing the Bank’s cost of deposits.

Performance Ratios

For the three months ended March 31, 2004, the Company’s return on average equity increased to 11.16% compared to 8.60% for the same period in 2003. This was attributable to the increase in net earnings in 2004 and the reduction of equity in 2004 resulting from the repurchase of the Company’s common stock from Hot Creek Venture 1, L.P. and its affiliates. The return on average assets also increased to 0.79% for the three months ended March 31, 2004 compared to

0.70% for the same period in 2003. The ratio of non-interest expense to average assets improved to 3.29% for the three months ended March 31, 2004 compared to 3.36% for the same period in 2003. The efficiency ratio improved to 71.46% in first quarter 2004 compared to 74.62% in first quarter 2003.

Capital Transactions

As previously announced, on March 17, 2004, the Company issued $6.0 million of Floating Rate Junior Subordinated Debentures in a private placement to fund the purchase of shares from Hot Creek Ventures 1, L.P. and its affiliates (“Hot Creek”) as described below. The debentures mature in 10 years and interest is payable quarterly at a rate per annum equal to the 3-month LIBOR plus 2.54%. The initial interest rate is 3.65%.

On March 18, 2004, the Company purchased the holdings of Hot Creek in the Company’s Common Stock, consisting of 410,312 shares, at a price of $14.00 per share and Hot Creek agreed, with certain exceptions, not to acquire shares of the Company’s stock in the future. The Company also signed a stock purchase agreement with Cathay General Bancorp (“Cathay”) providing for the sale by the Company of up to 215,000 shares of the Company’s Common Stock to Cathay at a price of $13.50 per share, subject to the receipt by Cathay of required regulatory approval for the transaction. The Company also announced its intent to make a public tender offer for up to 183,251 shares of Common Stock, constituting 10% of the Company’s Common Stock outstanding at December 31, 2003, at a price of $14.00 per share upon completion of the stock sale to Cathay. The agreement with Cathay contains a standstill provision under which Cathay has agreed not to acquire additional shares of Broadway Financial Corporation stock.

Subsequent to entering into the Stock Purchase Agreement, Cathay withdrew its previously submitted regulatory application after discussion with its banking regulators. Cathay and the Company have informally agreed that Cathay will proceed currently with a purchase of approximately 70,000 shares (a 4.9% interest) of the contemplated total of up to 215,000 shares of the Company’s Common Stock, which it may do without obtaining regulatory approval. Cathay will defer pursuing regulatory approval of the purchase of the remaining up to 145,000 shares (an additional 10% interest) of the Company’s Common Stock until later this year.

About us

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California. At March 31, 2004, the Bank met the capital requirements necessary to be deemed “well capitalized” for regulatory capital purposes.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfed.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
Assets
Cash	$5,969	$5,029
Federal funds sold	6,200	2,600
Investment securities held to maturity	2,998	3,996
Mortgage-backed securities available for sale, at fair value	—	9,122
Mortgage-backed securities held to maturity	5,470	6,317
Loans receivable held for sale, at lower of cost or fair value	—	1,671
Loans receivable, net	210,051	192,116
Accrued interest receivable	917	883
Investments in capital stock of Federal Home Loan Bank, at cost	1,806	1,789
Office properties and equipment, net	5,565	5,603
Other assets	759	689

Total assets	$239,735	$229,815

Liabilities and stockholders’ equity
Deposits	$186,765	$179,907
Advances from Federal Home Loan Bank	30,801	28,502
Junior subordinated debentures	6,000	—
Advance payments by borrowers for taxes and insurance	104	324
Deferred income taxes	1,063	1,019
Other liabilities	2,105	1,872

Total liabilities	226,838	211,624

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at March 31, 2004 and December 31, 2003	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued and outstanding 1,422,195 shares at March 31, 2004 and 1,832,507 shares at December 31, 2003	10	10
Additional paid-in capital	10,579	10,507
Accumulated other comprehensive loss, net of taxes	—	(68)
Retained earnings-substantially restricted	8,602	8,207
Treasury stock-at cost, 446,747 shares at March 31, 2004 and 36,435 shares at December 31, 2003	(6,216)	(375)
Unearned Employee Stock Ownership Plan shares	(80)	(92)

Total stockholders’ equity	12,897	18,191

Total liabilities and stockholders’ equity	$239,735	$229,815

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31
	2004	2003
Interest on loans receivable	$3,112	$2,544
Interest on investment securities	46	66
Interest on mortgage-backed securities	126	404
Other interest income	27	38

Total interest income	3,311	3,052

Interest on deposits	783	821
Interest on borrowings	183	176

Total interest expense	966	997

Net interest income	2,345	2,055

Non-interest income:
Service charges	264	270
Gain on sale of loans and mortgage-backed securities	95	13
Other	22	6

Total non-interest income	381	289

Non-interest expense:
Compensation and benefits	1,157	914
Occupancy expense, net	255	258
Information services	166	130
Professional services	122	161
Office services and supplies	105	102
Other	143	184

Total non-interest expense	1,948	1,749

Earnings before income taxes	778	595
Income taxes	311	231

Net earnings	$467	$364

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	$219	$16
Reclassification of realized net gains (loss) included in net earnings	(108)	—
Income tax benefit (expense)	(43)	—

Other comprehensive income, net of tax	68	16

Comprehensive earnings	$535	$380

Net earnings	$467	$364
Dividends paid on preferred stock	(19)	(19)

Earnings available to common shareholders	$448	$345

Earnings per share-basic	$0.26	$0.19
Earnings per share-diluted	$0.24	$0.18
Dividends declared per share-common stock	$0.04	$0.04
Basic weighted average shares outstanding	1,752,021	1,787,662
Diluted weighted average shares outstanding	1,853,338	1,878,512

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,		Well-Capitalized Requirement
	2004	2003
Broadway Federal Bank, f.s.b.

Regulatory Capital Ratios:

Tangible capital	7.46%	7.28%	5.00%
Core capital	7.46%	7.28%	6.00%
Total Risk-Based capital	11.09%	13.15%	10.00%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans	0.04%	0.06%

Non-performing assets as a percentage of total assets	0.03%	0.04%

Allowance for loan losses as a percentage of total gross loans	0.62%	0.90%

Allowance for loan losses as a percentage of non-performing loans	1,660.76%	1,623.86%

Allowance for losses as a percentage of non-performing assets	1,660.76%	1,623.86%

Non-performing assets:

Non-accrual loans	$79	$88
Real estate acquired through foreclosure	—	—

Total non-performing assets	$79	$88

	Three Months ended March 31
	2004	2003
Performance Ratios:

Return on average assets	0.79%	0.70%
Return on average equity	11.16%	8.60%
Average equity to average assets	7.08%	8.12%
Non-interest expense to average assets	3.29%	3.36%
Efficiency ratio (1)	71.46%	74.62%
Net interest rate spread (2)	4.01%	3.99%
Effective net interest rate spread (3)	4.11%	4.11%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Effective net interest rate spread represents net interest income as a percentage of average interest-earning assets.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31
	2004	2003
Total assets	$239,735	$217,314
Total gross loans	$211,664	$158,789
Total equity	$12,897	$17,261
Average assets	$236,563	$208,438
Average loans	$204,090	$146,638
Average equity	$16,737	$16,922
Average interest-earning assets	$228,474	$200,076
Average interest-bearing liabilities	$216,327	$188,575
Net income	$467	$364
Total income	$2,726	$2,344
Non-interest expense	$1,948	$1,749
Efficiency ratio	71.46%	74.62%
Non-accrual loans	$79	$88
REO, net	$—	$—
ALLL	$1,312	$1,429
REO-Allowance	$—	$—
Interest income	$3,311	$3,052
Interest expense	$966	$997
Net interest income	$2,345	$2,055